Exhibit 10(a) Employment Contract with John McCormack

(Replaces contract filed with the Company's SB-2 Amendment 3)

                       CHINA PREMIUM FOOD CORPORATION
                      EXECUTIVE COMPENSATION AGREEMENT

This Executive Compensation Agreement is made December 1, 2000, between China Premium Food Corporation (the Company), a corporation organized and existing under the laws of the state of Delaware, United States of America, and Mr. John J. McCormack, an individual residing at 8750 South Grant, Burridge, Illinois (McCormack)

1. Purpose: This Executive Compensation Agreement sets forth the compensation of McCormack in connection with and for the performance of his duties as President and Chief Operating Officer of the Company.

2. Responsibilities: McCormack as President and Chief Operating Officer shall be subject to the control and direction of the Board of Directors, and shall have responsibility for and supervise the overall day to day operations of the Company. These responsibilities will include: financial (profits, sales, controls, budgets), sales management, marketing, delivery, administration, operations, etc. McCormack shall report directly to the Chief Executive Officer of the Company and, from time to time, McCormack shall report on the status of the business operations of the Company to the Board of Directors. McCormack shall not assume any additional consulting or employment positions with other businesses during the term of this Agreement.

3. Salary: McCormack shall be paid the sum of $180,000 per year commencing December 1, 2000. This salary will be paid in equal monthly installments and shall be reviewed at each year-end, commencing December 31, 2001. The Company shall deduct the appropriate amount of all applicable federal and state taxes from McCormack's salary payments, based upon the deductions supplied to the Company by McCormack.

4. Incentive Bonus Plan: In addition to the annual compensation to be paid to McCormack, he shall be entitled to participate in an executive incentive bonus plan, as follows:

Signing Bonus - Common Stock

4.1. McCormack shall receive 100,000 shares of the Company's common stock, as an incentive for employment with the Company and for his anticipated future services. This common stock shall be issued on January 2, 2001 pursuant to a Form S-8 registration statement.

Signing Bonus - Options

4.2. A one-time grant of options for 400,000 shares of the Company's common stock at an exercise price of $0.75 per share shall be awarded, as an incentive for McCormack to accept employment with the Company and for his anticipated future services. These options shall be vested over an eighteen month period, with 25%vested on January 1, 2001, 25%vested on July 1, 2001 25%vested on January 1, 2002 and 25% vested on July 1, 2002. Once these options are vested, they shall have a five-year exercise period. The Stock Option Agreement between the Company and McCormack shall govern the detailed terms and conditions for these options.


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Performance Bonus - Options

4.3.  $1.00 Options. Subject to the vesting provisions contained in Section
4.8 herein, McCormack shall receive options to purchase 100,000 of the Company's common stock at an exercise price of $1.00 per share. When vested, these options shall be exercisable for five years subsequent to such vesting.

4.4.  $2.00 Options. Subject to the vesting provisions contained in Section
4.8 herein, McCormack shall receive options to purchase 100,000 of the Company's common stock at an exercise price of $2.00 per share. When vested, these options shall be exercisable for five years subsequent to such vesting.

4.5.  $3.00 Options. Subject to the vesting provisions contained in Section
4.8 herein, McCormack shall receive options to purchase 100,000 of the Company's common stock at an exercise price of $3.00 per share. When vested, these options shall be exercisable for five years subsequent to such vesting.

4.6.  $4.00 Options. Subject to the vesting provisions contained in Section
4.8 herein, McCormack shall receive options to purchase 100,000 of the Company's common stock at an exercise price of $4.00 per share. When vested, these options shall be exercisable for five years subsequent to such vesting.

4.7.  $5.00 Options. Subject to the vesting provisions contained in Section
4.8 herein, McCormack shall receive options to purchase 100,000 of the Company's common stock at an exercise price of $5.00 per share. When vested, these options shall be exercisable for five years subsequent to such vesting.

4.8. Vesting Schedule. The options set forth in Sections 4.3 through 4.7 herein issued to McCormack shall vest in accordance with the following vesting schedule.


Vesting        $1.00      $2.00      $3.00      $4.00      $5.00
 Dates        Options    Options    Options    Options    Options
-------       -------    -------    -------    -------    -------

1/1/2001        25%        25%        25%        25%        25%
7/1/2001        25%        25%        25%        25%        25%
1/1/2002        25%        25%        25%        25%        25%
7/1/2002        25%        25%        25%        25%        25%


General Conditions - Options

4.9. Provided that, these Signing and Performance Options shall vest only if McCormack is employed by the Company on the applicable Vesting Date. If McCormack is not employed by the Company on the applicable Vesting Date, then the option to purchase common shares appurtenant to such options shall be null and void and McCormack shall not have the right or claim to purchase such common shares.

4.10. In the event of a proposed dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving entity, or a sale of all or substantially all of the assets or capital stock of the Company (collectively, a "Reorganization"), these Options shall immediately vest on the day prior to the effective date of the proposed Reorganization.

5. Compliance with The Company Policies and Regulations: McCormack will execute his duties and responsibilities in strict accordance with Company policies and regulations, approved budgets, and specific directives.

6. Termination: McCormack shall serve as President and Chief Operating Officer of the Company at the pleasure of the Board of Directors. Either side may terminate this Agreement without cause after the expiration of the two (2) year term of this Contract by giving six calendar months written notice. McCormack may be terminated for cause immediately, but only subsequent to five days written termination notice to McCormack, which notice shall specify the grounds for termination for cause, and provide for the opportunity for McCormack to address the Company's Board of Directors with respect to the matters set forth in the written termination notice. Termination for cause may include, without limitation, insubordination, moral turpitude, commission of a crime, or actions that in the judgment of a majority of the Board of Directors are inconsistent with the positions of President and Chief Operating Officer of a publicly reporting company.

7. Confidentiality: McCormack agrees and acknowledges that acquired information and knowledge concerning the business operations of the Company and its subsidiaries, trade secrets, methods of operation, product formula, manufacturing procedures, business practices, financial information, records and reports, and data related to the operation of the Company and its subsidiaries is confidential and secret (the foregoing hereinafter referred to as "Confidential Information"). McCormack shall not disclose any Confidential Information to any person, company, government, or use any Confidential Information in direct competition with the business of the Company or any of the Company's subsidiaries at any time during the term of this Contract or for a period of one year after termination or expiration of this Contract.

8. Commencement and Term: This Contract is effective with the signing by both parties below as of December 1, 2000. This contract shall have a two
(2) year term. As provided in this document, this Contract is subject to termination by the parties upon appropriate notice.

9. Inside Information--Securities Laws Violations: In the course of the performance of McCormack's duties, it is expected that McCormack will receive information that is considered material inside information within the meaning and intent of the federal securities laws, rules, and regulations. McCormack will not disclose this information directly or indirectly for McCormack or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in the Company's securities or those of any of the Company's affiliated companies.

10. Warranty That Agreement Does Not Contemplate Corrupt Practices-- Domestic or Foreign: McCormack represents and warrants that (a) all payments under this Agreement constitute compensation for services performed and (b) this Agreement and all payments, and the use of the payments by McCormack, do not and shall not constitute an offer, payment, or promise, or authorization of payment of any money or gift to an official or political party of, or candidate for political office in, any jurisdiction within or outside the United States. These payments may not be used to influence any act or decision of an official, party, or candidate in his, her, or its official capacity, or to induce such official, party, or candidate to use his, her, or its influence with a government to affect or influence any act or decision of such government to assist the Company in obtaining, retaining, or directing business to the Company or any person or other corporate entity. As used in this Paragraph, the term "official" means any officer or employee of a government, or any person acting in an official capacity for or on behalf of any government; the term "government" includes any department, agency, or instrumentality of a government.

11. Governing Law. This Agreement is subject to and shall be interpreted in accordance with the laws of Delaware, without choice of law considerations.

Signatures:





-----------------------                December 1, 2000
John J. McCormack                            Date



                       CHINA PREMIUM FOOD CORPORATION

-----------------------                December 1, 2000
Roy G. Warren                                Date
Chief Executive Officer


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